EXHIBIT 99.1

NEWS RELEASE

Superior Uniform Group, Inc.

An American Stock Exchange Listed Company

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-9623

Contact: Andrew D. Demott, Jr., CFO	FOR IMMEDIATE RELEASE
(727) 803-7135

SUPERIOR UNIFORM GROUP, INC. ANNOUNCES YEAR-END OPERATING RESULTS

SEMINOLE, Florida - February 23, 2007 – Superior Uniform Group, Inc. (AMEX: SGC), manufacturer of uniforms, career apparel and accessories, today announced its fourth quarter and year-end operating results for 2006.

The Company announced that for the year ended December 31, 2006, sales were $127,695,735, compared to 2005 sales of $133,312,351. Net earnings for the year ended December 31, 2006 was $2,197,267 or $.32 per share (diluted) compared to $1,244,185 or $.17 per share (diluted) reported for the year ended December 31, 2005.

Michael Benstock, Chief Executive Officer, commented: “We are very pleased with the progress of our operating results for the current year. Net earnings increased over 76% as a result of our previously announced cost-saving measures as well as continued improvements in our gross margins. The actual improvement is even more significant when you take into account the fact that we began expensing stock-based compensation effective January 1, 2006. This new accounting standard reduced 2006 net earnings by approximately $439,000 or $.06 per share (diluted). Additionally, we made a decision in the fourth quarter to exit the corporate sales portion of our Sope Creek business and to focus on the resort sales market for this brand. As a result, we took a pre-tax charge in cost of goods sold of approximately $450,000 in the fourth quarter for the write-down of the remaining corporate inventory and approximately $800,000 for the full year in write-downs and closeout sales at losses related to this inventory. The effect of these charges was to reduce net earnings per share (diluted) by approximately $.04 in the fourth quarter of 2006 and by $.08 for the full year 2006.

“From a sales perspective, we spent 2006 rebuilding our sales base and sales pipeline to replace the sales lost as a result of the warehouse related service issues that we experienced in the first half of 2005 which has been thoroughly discussed in prior releases. These service issues, while impacting our results still in 2006, are clearly behind us. We have made tremendous strides in 2006 to improve our customers’ experience at every point of contact with the Company. As a result, our sales force has been able to spend their time more effectively pursuing new sales opportunities. We are experiencing renewed success in our sales initiatives in

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our target markets and continue to rebuild and grow our sales base. We are seeing significant improvements in our win-loss ratio in our pursuit of new business. We are very optimistic about 2007 and beyond and look forward to reporting continued improvement in our sales and operating results.”

Superior Uniform Group®, through its Signature marketing brands – Fashion Seal®, Fashion Seal Healthcare™, Martin’s®, Worklon®, UniVogue™ and Sope Creek® – manufactures and sells a wide range of uniforms, image apparel and accessories. Superior specializes in managing comprehensive uniform programs, and is dedicated to servicing the Healthcare, Hospitality, Restaurant/Food Services, Retail Employee I.D., Governmental/Public Safety, Entertainment, Commercial, Cleanroom and Resortwear markets. For more information, please visit www.superioruniformgroup.com.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

Comparative figures for 2006 and 2005 are as follows:

Superior Uniform Group, Inc. and Subsidiary

Consolidated Summary of Operations

	Three Months Ended December 31,
	(Unaudited)
	2006	2005
Net sales	$31,614,443	$32,402,347

Costs and expenses:
Cost of goods sold	22,375,143	23,687,403
Selling and administrative expenses	8,981,538	8,501,456
Interest expense	104,604	143,829

	31,461,285	32,332,688

Earnings before taxes on income	153,158	69,659
Taxes on income	50,000	(230,000)

Net earnings	$103,158	$299,659

Basic net earnings per common share	$0.02	$0.04

Diluted net earnings per common share	$0.02	$0.04

Dividends per common share	$0.135	$0.135

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Superior Uniform Group, Inc. and Subsidiary

Consolidated Summary of Operations

	Twelve Months Ended December 31,
	(Unaudited)
	2006	2005
Net sales	$127,695,735	$133,312,351

Costs and expenses:
Cost of goods sold	87,875,036	93,596,828
Selling and administrative expenses	35,812,406	37,610,557
Interest expense	451,026	610,781

	124,138,468	131,818,166

Earnings before taxes on income	3,557,267	1,494,185
Taxes on income	1,360,000	250,000

Net earnings	$2,197,267	$1,244,185

Basic net earnings per common share	$0.32	$0.17

Diluted net earnings per common share	$0.32	$0.17

Dividends per common share	$0.54	$0.54

Superior Uniform Group, Inc. and Subsidiary

Consolidated Balance Sheets

December 31,

ASSETS
(Unaudited)
	2006	2005
CURRENT ASSETS
Cash and cash equivalents	$3,920,276	$3,220,174
Accounts receivable	25,692,752	25,706,970
Inventories	33,251,964	37,186,779
Prepaid expenses and other current assets	2,807,564	2,765,979

TOTAL CURRENT ASSETS	65,672,556	68,879,902
PROPERTY, PLANT AND EQUIPMENT, NET	15,393,879	18,079,292
GOODWILL	1,617,411	1,617,411
OTHER INTANGIBLE ASSETS	1,012,175	1,250,333
OTHER ASSETS	1,462,753	7,434,119

	$85,158,774	$97,261,057

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$5,025,981	$6,046,575
Accrued expenses	2,457,839	2,228,243
Current portion of long-term debt	1,777,734	1,683,029

TOTAL CURRENT LIABILITIES	9,261,554	9,957,847
LONG-TERM DEBT	2,201,806	3,979,540
LONG-TERM PENSION LIABILITY	1,108,223	953,916
DEFERRED INCOME TAXES	485,000	845,000
COMMITMENTS AND CONTINGENCIES
TOTAL SHAREHOLDERS’ EQUITY	72,102,191	81,524,754

	$85,158,774	$97,261,057